UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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☐ Definitive Proxy Statement
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PNM Resources, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PNM Resources, Inc.
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
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SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, JUNE 4, 2024
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The following information supplements and amends the definitive proxy statement (the “Proxy Statement”) of PNM Resources, Inc. (the “Company”) filed with the Securities and Exchange Commission (“SEC”) on April 22, 2024, in connection with the solicitation of proxies by the Board of Directors for the 2024 Annual Meeting of Shareholders and any adjournment or postponement thereof (the “Annual Meeting”). The Company is providing this supplement to the Proxy Statement (this “Supplement”) to shareholders solely to update the information with respect to the effect of the “broker non-votes” rules to Proposal 4: Approve an amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock (the “Share Increase Proposal”) and Proposal 5: Approve an amendment to our Restated Articles of Incorporation to change our name to TXNM Energy, Inc. (the “Name Change Proposal”), each to be presented at the Annual Meeting. Capitalized terms used in this Supplement and not otherwise defined have the meaning given to them in the Proxy Statement. This Supplement is being filed with the SEC and first being made available to shareholders on or about May 3, 2024.
THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Only shareholders of record as of the close of business on April 15, 2024, are entitled to notice of and to vote at the Annual Meeting.

Supplemental Disclosure Concerning Treatment of Broker Non-Votes with Respect to the Share Increase Proposal and the Name Change Proposal at the Annual Meeting

Subsequent to making the Proxy Statement available to the Company’s shareholders on April 22, 2024, the New York Stock Exchange (the “NYSE”) notified the Company that it determined that Proposal 4 (Share Increase Proposal) and Proposal 5 (Name Change Proposal) in the Proxy Statement are each discretionary or “routine” matters under NYSE rules. The “routine” designation permits brokerage firms, banks, dealers, custodians or other similar organizations acting as nominee (each, a “Broker”) to exercise discretionary voting authority with respect to such proposals. Accordingly, if you do not instruct your Broker on how to vote your shares on the Share Increase Proposal or the Name Change Proposal, your Broker will be permitted to vote your shares in its discretion on the Share Increase Proposal or the Name Change Proposal, as the case may be. Due to the NYSE’s determination that the Share Increase Proposal and the Name Change Proposal are each “routine” matters, the Company does not expect any “broker non-votes” in connection with either the Share Increase Proposal or the Name Change Proposal.

Accordingly, the Company is hereby updating the information in the Proxy Statement to clarify that, in addition to Proposal 2: Ratify appointment of KPMG as our independent registered public accounting firm for 2024, Brokers will be permitted to exercise their discretion to vote uninstructed shares of Common Stock on each of Proposal 4 (Share Increase Proposal) and Proposal 5 (Name Change Proposal).

The Company is hereby revising the following information in the Proxy Statement:

1.    The last sentence of “9. What is a proxy?” on page 80 is revised as follows:

“If you hold your shares in “street name” and do not provide specific voting instructions to your broker, a “broker non-vote” will result with respect to Proposals 1 and 3. More information about the implications of holding your shares in street name and broker non-votes is set forth in answers to Questions 12-13 and 16-18 below.”

2.     The following table updates the information originally set forth in “12. What vote is required to approve each proposal” on page 80 of the Proxy Statement in the “Effect of Abstentions and Broker Non-Votes (See Questions 16-18 below)” column for the Share Increase Proposal and the Name Change Proposal. No other information in the table has been changed:
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Proposal	Affirmative Vote Requirement	Effect of Abstentions and Broker Non-Votes (See Questions 16-18 below)
PROPOSAL 4 Approve an amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock	Majority of shares entitled to vote on the matter	Abstentions have the effect of a vote against the matter. Brokers may vote your “street name” shares on this routine matter without your instructions.
PROPOSAL 5 Approve an amendment to our Restated Articles of Incorporation to change our name to TXNM Energy, Inc.	Majority of shares entitled to vote on the matter	Abstentions have the effect of a vote against the matter. Brokers may vote your “street name” shares on this routine matter without your instructions.

3.    The last sentence of “16. What happens if I don’t give my broker voting instructions for my “street name” shares?” on page 81 of the Proxy Statement is deleted and replaced as follows:

“Ratification of the appointment of KPMG as independent registered public accounting firm for 2024, Approval of an amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock and Approval of an amendment to our Restated Articles of Incorporation to change our name to TXNM Energy, Inc. are considered the only routine matters for which brokerage firms may vote your shares without your voting instructions.”

4.    The last sentence of the first paragraph of “17. What is a broker non-vote?” on page 81 of the Proxy Statement is deleted and replaced as follows:

“Thus, your “street name” shares cannot be voted on Proposals 1 and 3 without receipt of your voting instructions.”

* * *

This Supplement is being filed with the Securities and Exchange Commission on, and first released to shareholders on or about, May 3, 2024. No other changes have been made to the Proxy Statement or to the matters to be considered at the Annual Meeting, and this Supplement does not otherwise supplement, amend or affect the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to shareholders in connection with the Annual Meeting. If you have already voted your shares, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.

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